SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange act 1934

December 30, 2015

(Date of report/date of earliest event reported)

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	033-79130	34-1771400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(Address of principal executive offices)

(330) 868-7701

(Registrant’s telephone number)

N/A

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2015, Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, Inc. (the “Company”), and Renee K. Wood, Treasurer and Chief Financial Officer of the Company, entered into an amended and restated salary continuation agreement effective December 30, 2015 (the “Agreement”).

The Agreement was made under the Company’s salary continuation program; a plan that exists to encourage the long-term retention of certain executives and avoid the cost of executive turnover. Under the Agreement, upon normal retirement from the Company at the age of 65, Ms. Wood will receive 180 months of salary continuation payments in an amount equal to 50% of her average compensation during the three years preceding her retirement. Vesting under the Agreement commences at age 50 allowing Ms. Wood to be eligible to receive a reduced benefit if she retires between the ages of 50 and 65. If Ms. Wood dies during active service, her beneficiary is entitled to receive the retirement benefit to which Ms. Wood would have been entitled. Upon termination of employment following a disability or a change in control of the Bank, Ms. Wood will be fully vested under the plan and eligible to receive a payment. In the event of a disability, the benefit will be equal to the amount accrued by the Company at the time of disability. In the event of a change in control, the benefit will be equal to the greater of (1) 100% of the accrual balance determined as of the end of the month preceding termination of employment or (2) one times Ms. Wood’s base salary in effect immediately preceding the termination of employment.

Item 9.01 Financial Statements and Exhibits

d.	Exhibits

Exhibit No.	Description
99.1	Salary Continuation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumers Bancorp, Inc.

Date: December 30, 2015	/s/ Ralph J. Lober, II
Ralph J. Lober, II President and Chief Executive Officer